Exhibit 10.1

ORAL AGREEMENT

BY AND BETWEEN

COMPANY AND JUAN ALBERTO MEDRANO ROMERO

Oral Agreement between the Company and Juan Alberto Medrano Romero, as of October, 2018, pursuant to which, upon the Mexican government’s approval of the transfer of the mines, the Company shall pay $1,000,000 to Mr. Medrano Romero in exchange for the five mines listed in the Memorandum of Understanding entered into by the Company and Juan Alberto Medrano Romero on June 22, 2018.